Exhibit 99.1

IMMUCOR

Moderator:  Edward Gallup

August 30, 2005/8:30 a.m. EDT

IMMUCOR

August 30, 2005
8:30 a.m. EDT

Coordinator

Good day, ladies and gentlemen, thank you for standing by and welcome to the Immucor conference call.  At this time, all participants are in a listen-only mode.  Later, we will conduct a question and answer session and instructions will follow at that time.  As a reminder, this conference call is being recorded.

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Certain statements on this conference call constitute forward-looking statements and actual results and events could differ materially.  Specifically the statements regarding earnings estimates and Galileo placements are forward-looking statements and were developed based on current estimates and numerous assumptions.  These estimates and assumptions reflect subjective judgments concerning future events and circumstances and may be incomplete or incorrect and unanticipated events and circumstances may occur, causing these estimates or assumptions to be wrong.

The company does not intend to update or revise its projections unless required to do so by the Federal Securities Laws.  For a detailed discussion of factors that could cause actual results to vary from these forward-looking statements, please refer to the company’s most recent filings with the SEC including our annual report on Form 10-K and our most recent Form 10-Q.

Coordinator	I would now like to introduce your host for today’s conference, Mr. Edward L. Gallup, Chairman. Mr. Gallup, you may begin.

E. Gallup	Thank you, operator. Good morning and thanks for joining us for this conference call. With me on this call is Patrick Waddy, our Interim CFO and our Vice President of Finance.

First, I’d like to apologize for not being in a position to return phone calls yesterday.  As most of you know, I take a lot of pride in returning calls promptly.  However, in this case, this was simply not possible.  The news is obvious - that the company made a mistake in not accruing the year-end bonuses.  We have worked diligently over the past few days to get to the bottom of this issue and at this point, do not have complete answers.

Although the amount of money reflected is relatively small, we take this matter very seriously.  The news has absolutely no effect on the operations or fundamentals of the business.  We reiterate our guidance for fiscal year 2006.  At this point, I’d like to turn the call back to the operator for Q&A.

Coordinator	Thank you. We will now begin the question and answer session. One moment for our first question. Our first question comes from William Quirk from RBC Capital Markets. You may ask your question.

W. Quirk

Thanks.  Good morning.  Ed, a quick comment or rather a question on reiterating 2006 guidance.  Is there going to be any implication here either on compensation expense, or for that matter, any expenses related to kind of clearing up any of the accounting issues internally?

E. Gallup	I expect absolutely none, Bill.

W. Quirk

Okay, and then secondly, can you just help us think about kind of when and how this was discovered?  Maybe what led up to the accrual being I guess improperly classified or actually not recorded to begin with?

E. Gallup	We’re trying to sort it out now and we’re really not in a position to talk about it in detail. However, we did obviously want to get this information out as quick as possible.

W. Quirk

No, no.  Certainly understood.  Maybe you can, and I’ll just ask my last question and jump back into queue, but can you talk about the implications here for SOx 404, whether or not this could trigger an internal controls or a material weakness related to those internal controls?

E. Gallup	Our auditors Ernst & Young have not given us their final comment. Of course whenever it is concluded, we’ll cover it in a 10-K if not before.

W. Quirk	Okay. Thanks, Ed. I’ll jump back into the queue.

Coordinator	Thank you. The next question comes from Steve Hamill with Piper Jaffray. You may ask your question.

S. Hamill	Hi, Ed. I guess the first question for you; in terms of the 10-K at this point, what are your expectations and where do the auditors stand at this point?

E. Gallup

Steve, we’re not sure exactly when it’ll be filed.  As you would expect, we’re working hard with E&Y to get it done as soon as possible.  Is it days or weeks?  It’s speculation - you can’t hold me to it - but we think we’re talking about days instead of weeks.

S. Hamill	And at what point do you start to run into issues with regard to stock listing?

E. Gallup

Steve, that’s a question that I’m really not qualified to answer.  I can certainly get back to you, but based on my limited knowledge, I do not see that as an issue.  Again, we hope we’re talking about days instead of weeks.

S. Hamill

Okay.  At this point, I think the biggest question that is probably on a lot of people’s mind is why should we be confident that there’s not more news yet to come out?  It seems like this has been a month of bad news on the accounting front for you guys.

E. Gallup	No question it’s been a bad month. I think we have dug into this problem as completely as we can at this point. Steve, I don’t see it. I don’t see any more bad news coming out.

S. Hamill	And does that mean that the auditors have finished other components of their audit, that this is really the sole issue that they’re focused on, or are there still other outstanding issues?

E. Gallup	I believe this is the main issue that they’re focused on.

S. Hamill	Okay. Have they wrapped up their review of the revenue recognition issues with regard to your analyzer placements that were previously disclosed?

E. Gallup

At this point, I don’t know the answer to that.  I do expect to meet with them within the next few days along with Patrick and can’t answer that now.  I can reiterate that the confirmations that we received since that announcement was made have not thrown up any more issues.

S. Hamill	In terms of the original decision that you could not file the 10-K on time, was this at all known at that time or was this subsequent to that decision to delay the filing?

E. Gallup	This was a subsequent event.

S. Hamill

Okay.  What should we expect as kind of the next piece of information from you guys then?  Will it be the filing?  Will it be a press release?  Another conference call?  I guess how do you think this plays out from here, Ed?

E. Gallup

I think it plays out that as soon as we have information from E&Y, we will certainly announce that and we’ll look into whether or not we should have another conference call.  We don’t have a reputation for hiding and we have nothing to hide from.  I’ll even look to you guys as to whether or not you think we should have an additional conference call once we release the information.

S. Hamill	Okay. All right. Thanks.

Coordinator	Thank you. Our next question comes from Aaron Geist with Robert W. Baird. You may ask your question.

A. Geist

Good morning, gentlemen.  Can you spend a little bit of time talking about the timing for finding a replacement for Steve, and what kind of financial controls you intend on putting in place to prevent a recurrence of these sort of issues popping up on a somewhat regular basis certainly in August, firstly?  Secondly, can you talk a little bit about how the month of August went coming out of AABB and how business for you is going?  I know you just reiterated your guidance.  Can you give us a little bit more color on how the market is shaping up right now?

E. Gallup

First of all, we’ll begin as soon as possible, and I see no reason for a delay, a search for a CFO and of course, Patrick Waddy, who has done an incredible job for us since 1996, will be a candidate for that position.

Secondly Aaron, as you know, we don’t comment on a monthly basis on results but certainly expect to file our 10-Q the first Wednesday in October.  I guess I can say, Aaron, that we are very pleased with the follow-up from the American Association of Chemistry meeting where we did show the Galileo Echo for the first time.

A. Geist	Okay. Thank you very much.

Coordinator	Thank you. Our next question comes from Randy Gwirtzman with Barron Capital. You may ask your question.

R. Gwirtzman	Good morning, guys.

E. Gallup	Good morning, Randy.

R. Gwirtzman

So looking at the revised income statement, there are a number of line items that obviously are different from the released data from the last earnings call.  Are those all related to the bonus accrual issue?

E. Gallup	Yes they are, Randy.

R. Gwirtzman	So it affects a bunch of different line items on the income statement?

E. Gallup	Yes, it does.

R. Gwirtzman

And going forward, the accrual; as you said, it’s not going to affect your guidance going forward.  What exactly was the issue?  I mean was it not that Steve didn’t properly know the full amount, or was it not properly amortized, or what exactly happened?

E. Gallup

We’re still trying to sort it out and as I mentioned, we’re not in a position to talk about it in detail.  It’s hard.  When we do talk about it, and as I mentioned it early on, the amount of money is not what is important.  Certainly we’re not happy with losing $0.02 a share, but the bottom line is we want to be able to give exact factual results as to how it occurred.

R. Gwirtzman	I can appreciate that. Ed, what’s the total amount? As adjusted, what’s the total amount of the bonus accruals for the year, for that fiscal year?

E. Gallup	Patrick is here with me I believe. Patrick?

P. Waddy	It’s $943,000 after tax.

R. Gwirtzman

Nine hundred and forty-three thousand.  Are the bonus accruals based on stock performance?  In other words, going forward in terms of predictive value and trying to understand that you guys are confident in the guidance, how comfortable are you in understanding what the amount of that item will be going forward?

E. Gallup

The fiscal 2005 bonus was based on operating profit plus X and by plus X I mean we had to hit our operating profit goal of $32.6 million plus the amount of a bonus that would be paid, which turned out to be, in round numbers, about $34 million once you added the bonus back.

As far as fiscal 2006, we expect that, again, the bonus will be tied to - and as you probably recall Randy, we haven’t paid— Even though our results have been, in some cases very good, in some cases pretty good, we have not paid a bonus since fiscal year 2002.  The primary reason being we set our internal goals pretty high.

R. Gwirtzman	Okay. So roughly, I mean you have a reasonably good idea of what the bonus is going to be. How does it get amortized? Is it when it’s earned in terms of when you meet the goals?

E. Gallup	Yes. On a quarterly basis, next year, we will look at the operating results as compared to our internal goal and accrue for it on a quarterly basis.

R. Gwirtzman

Okay.  Just moving to a different issue, you made the press release about the Italian investigation.  It’s basically become formalized.  Has anything changed in terms of the circumstances that related to Immucor specifically, or is this something that you’re more in a kind of a witness capacity because there are maybe other players involved?

E. Gallup

Yes.  I think the latter is correct.  I believe strongly the latter is correct.  As you know, the order relates to the previous report investigation payments in Italy.  As far as we know, the SEC has not expanded its investigation into Italian payments, only formalizing the process. We have fully cooperated.

The only reason they gave - they wanted to be able to subpoena people to testify who might not do it voluntarily, but they didn’t say who that might be and as far as we know, they haven’t subpoenaed anyone.  As you’ll recall, we have been very proactive with the SEC and have given them all of the information as soon as we’ve had firm answers.

R. Gwirtzman	Okay, and so there are no new facts that you understand beyond— I mean I think the payment alleged is something like $12,000 or $15,000.

E. Gallup	The payment to the physician that led to the initiation of this investigation was 13,500 euros and as you know, we have continued to state and believe we can prove that that was for services rendered.

There are two other physicians that I think we’ve talked about - maybe not on a conference call.  Possibly we have - regarding payments for services rendered to those other two physicians in total over a period of eight to ten years.  The payments were less than I believe $40,000.  It might be plus or minus a couple thousand.

R. Gwirtzman	Okay.

E. Gallup	All for services rendered.

R. Gwirtzman	Okay. Thanks very much, Ed. I’ll get back in queue.

E. Gallup	Thanks.

Coordinator	Thank you. Our next question comes from Martin Yogasawa from Oberweis Asset Management. You may ask your question.

M. Yogasawa	Thank you. My question was answered.

Coordinator	Thank you. We’ll go on to the next question. Our next question comes from Arnie Ursaner from CJS. You may ask your question.

A. Ursaner	Hello. Good morning, Ed.

E. Gallup	Hello, Arnie.

A. Ursaner	A couple of questions; how many people are involved in this bonus accrual issue? Kind of as a follow-up after that is on bonus accruals, normally they’re done all through the year. How confident are you you won’t have to restate the first three quarters?

E. Gallup

We won’t have to restate the first three quarters simply because we have not filed the K and have not signed the rep letter.  Number of people, Arnie, approximately 100 and that starts with supervisors within the company and goes all the way up through executive officers.

A. Ursaner	Okay. So it sounds more systemic than just the single episode, if you will. I mean it sounds like somebody just obviously screwed up accounting for this.

E. Gallup	I think that would be a fair statement.

A. Ursaner

Okay.  You also mentioned you don’t think it would have any impact on the upcoming year, and I’m sort of struggling with that.  It seems dealing with lawyers, accountants, possible severance costs and things like that how can it not impact your current quarter?

E. Gallup	Oh I think it could have an impact, but I’m also very comfortable with our guidance. As you know, we’ve been relatively conservative over the years with our guidance.

A. Ursaner

But your guidance was given prior to this event occurring.  What do you expect the cost of managing through this just for legal, accounting and other will be in the first quarter?  It’s got to be a couple hundred thousand dollars.

E. Gallup	That I’m not sure about. But if it’s in the couple hundred thousand range, we certainly have enough conservatism in our numbers that I believe we can meet it.

A. Ursaner	Okay. Thank you.

Coordinator	Thank you. Our next question comes from Steve Hamill with Piper Jaffray. You may ask your question.

S. Hamill

Maybe as a follow-up to that last question; Ed, it sounds like the timing of this that the third quarter is the first quarter that you’ve had to make a change for.  It seems to be somewhat coincidental with the timing of the price increase that you guys pushed through.  Was it that event that perhaps pushed these management team members up into a position performance wise where the bonus should have been accruing?

E. Gallup

Yes.  I think that’s correct, Steve.  I can’t recall right now whether the first or second quarter we did not hit our goal.  We did, however, expect that the price increases in the third and fourth quarter would push those numbers up and put us into a situation where our management could receive the bonus.

S. Hamill	Okay. Thanks.

Coordinator	Thank you. At this time, I’m showing no further questions. I’ll turn the call back over to Ed Gallup.

E. Gallup

Once again, thanks to all of you for joining us on this short notice conference call.  I will be available the balance of the week to take individual calls.  Just to give you a heads up, I do have calls scheduled at 2:00 and 3:00 today and once again would like to reiterate that I do not believe this has any effect on our fiscal 2006 guidance.  Thank you very much.